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                                                                      EXHIBIT 12

            TENNECO CREDIT CORPORATION AND CONSOLIDATED SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                  (THOUSANDS)

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                                                      YEARS ENDED DECEMBER 31,
                                                     --------------------------
                                                       1994     1993     1992
                                                     -------- -------- --------
Income before cumulative effect of a change in
 accounting principle............................... $ 41,395 $ 69,592 $ 90,993
Add:
  Interest expense..................................  117,357  160,323  207,194
  Income taxes......................................   22,970   45,902   57,486
                                                     -------- -------- --------
    Earnings as defined............................. $181,722 $275,817 $355,673
                                                     ======== ======== ========
Fixed charges--interest expense..................... $117,357 $160,323 $207,194
                                                     ======== ======== ========
Ratio of earnings to fixed charges..................     1.55     1.72     1.72
                                                     ======== ======== ========
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